Exhibit 99.2

Quanex Corporation Increases Common Stock Cash Dividend by 17 Percent

Annual Dividend Now $0.56 Per Share

HOUSTON, Aug. 24, 2006 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components for the vehicular products and building products markets, announced today that its Board of Directors authorized an annual dividend increase of $0.08 per common share outstanding. The Company said that the annual $0.48 dividend is now $0.56, a 17% increase. The cash dividend is effective to shareholders of record on September 15, 2006 and payable on September 29, 2006.

"The continued implementation of our strategy has allowed us to outperform our markets and produce cash flows we can utilize to increase shareholder value," said Raymond A. Jean, Chairman and Chief Executive Officer. "Raising the dividend further demonstrates our confidence in the Company going forward."

Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at
http://www.primezone.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this press release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2005, under the Securities Exchange Act of 1934, in particular, the sections titled "Private Securities Litigation Reform Act" contained therein.

CONTACT:  Quanex Corporation
          Jeff Galow
            (713) 877-5327
          Valerie Calvert
            (713) 877-5305